Rule 10f-3 Report





Quarter Ending:June 30, 2014












Title of Security:  $400,000,000 2.75% Senior Notes 2017

Total Offering:  $400,000,000




(Shares/$ Amount)







Name of Issuer:
AerCap Global Aviation Trust

Type of Security:
Senior Unsecured Notes/144A w/Reg Rights



Trade Date/Date of Offering:
5/8/2014

Is this considered an eligible security XYes
 No
Public Offering Price:
100% plus accrued interest, if any,
from May 14, 2014.First date on which any sales were made? 5/8/2014 Yes No Price paid if other than public offering price:N/A
Underwriting spread or commission:  $500,000 flat fee

Reasonable spread or commission? XYes No

Years of continuous operation:3 years

Firm commitment underwriting? XYes No
Jt Physical Bks:UBS (B&D) / CITI Jt Books:
BARC/BAML/CA/CS/DB/GS/JPM/MS/RBC/RBS Co-Mgrs:
Guggenheim Securities, LLC / KKR
Total amount of offering sold to QIBs: 100%

Total amount of any concurrent public offering:
$2,600,000,000
% of offering purchased by other
portfolios of the Fund and all other




investment companies
advised by the same investment adviser:   1.6%



Is the affiliate a Manager or Co-Manager of the offering?
Co-Manager

For Eligible Municipal Securities, were
purchases designated as group sales or otherwise allocated to the Adviser, any subadviser or any person of whom the
Adviser or subadviser is an "affiliated person"?  N/A

Purchased by:





FundAmount Purchased (Shares/$)
% of Offering

Purchased From


(GIL) - Limited Duration Bond Fund
$500,000
..125%

UBS


(VEH-2) - Guggenheim Strategy Fund II
$500,000
..125%
UBS


(VEH-3)
- Guggenheim Strategy Fund III
$650,000
..163%
UBS


(VEH-VIT) -
Guggenheim Variable Insurance Strategy Fund III
$550,000
..138%
UBS





Total Purchased:
$2,200,000








The information above and attached
to this report (if any) is true and correct to the best of our knowledge and belief.













/s/ Guggenheim Partners Investment Management, LLC
/s/Security Investors, LLC